Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 June 7, 2013

Barclays Bank PLC Contingent Return Optimization Securities

Linked to the Russell 2000® Index due December 31, 2015

Investment Description

Contingent Return Optimization Securities (the “Securities”) are unsubordinated and unsecured debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the performance of the Russell 2000® Index (the “Index”). The amount the Issuer will pay you at maturity is based on the Index Return and whether the level of the Index has closed below the Trigger Level, which will be 75% of the Index Starting Level, on the Final Valuation Date. If the Index Ending Level is equal to or greater than the Trigger Level, at maturity the Issuer will pay you the full principal amount plus a return on your investment equal to the greater of the 6% Contingent Return and the Index Return, up to a predetermined Maximum Gain of between 30% to 36% (to be determined on the Trade Date). If the Index Ending Level is below the Trigger Level, at maturity the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the full decline in the level of the Index from the Trade Date to the Final Valuation Date. You will not receive interest or dividend payments during the term of the Securities. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not, either directly or indirectly, an obligation of any third party. If the Issuer were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Contingent Return: At maturity, the Issuer will pay you the principal amount plus a minimum return of 6% as long as the Index does not close below the Trigger Level on the Final Valuation Date (a decline of more than 25%) with participation in any positive Index Return above the Contingent Return, up to the Maximum Gain on the Securities of 30% to 36% (to be determined on the Trade Date). If the Index closes below the Trigger Level on the Final Valuation Date, investors will be exposed to the full negative return of the Index over the term of the Securities.
❑	Contingent Repayment of Principal at Maturity: If you hold the Securities to maturity and the Index Return is negative but does not close below the Trigger Level on the Final Valuation Date, the Issuer will pay you the full principal amount of the Securities plus the Contingent Return. If the Index closes below the Trigger Level on the Final Valuation Date, the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Index Return. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates1

Trade Date: June 25, 2013

Settlement Date: June 28, 2013

Final Valuation Date2: December 28, 2015

Maturity Date2: December 31, 2015

[1]	Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Contingent Return Optimization Securities linked to the Russell 2000® Index. The return on the Securities is subject to, and limited by, the predetermined Maximum Gain. The actual Maximum Gain, related maximum payment at maturity, and Index Starting Level will be determined on the Trade Date. The Securities are offered at a minimum investment of 100 Securities at the Initial Issue Price listed below.

Offering	Contingent Return	Maximum Gain	Maximum Payment at Maturity (per $10 principal amount Security)	Index Starting Level	Trigger Level	CUSIP	ISIN
Securities linked to the	6%	30% to 36%	$13.00 to $13.60	•	75% of the	06742D879	US06742D8790
Russell 2000® Index (RTY)					Index Starting Level

See “Additional Information about Barclays Bank PLC and the Securities” on page FWP-2 of this free writing prospectus. The Securities will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1,2]	Underwriting Discount[2]	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.225	$9.775
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $949.40 and $964.20 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page FWP-2 of this free writing prospectus.
[2]	With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.775 per Security and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on page FWP-14 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital, 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Securities at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010 and as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Securities are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Securities” refers to the Contingent Return Optimization Securities linked to the Russell 2000® Index that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Maximum Gain set forth in this free writing prospectus. We determined the size of the range for the Maximum Gain based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately 9 months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection

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with the Securities which we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Securities and any agreement we may have with the distributors of the Securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-5 of this free writing prospectus.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Index.
t	You seek an investment with a return linked to the performance of the Russell 2000® Index and believe the Index will appreciate over the term of the Securities, but that any such appreciation is unlikely to exceed the Maximum Gain.
t	You are willing to forego dividends paid on the stocks included in the Index.
t	You are willing to invest in the Securities based on the Contingent Return of 6%.
t	You understand that your return is limited to the Maximum Gain, and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the indicated range of between 30% to 36% (the actual Maximum Gain will be determined on the Trade Date).
t	You do not seek current income from this investment.
t	You are willing to hold the Securities to maturity, a term of approximately 30 months, and you are not seeking an investment for which there will be an active secondary market.
t	You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC defaults on its payment obligations you may not receive any amounts owed to you under the Securities, including any repayment of principal.

The Securities may not be suitable for you if:

t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
t	You seek an investment that is designed to return the full principal amount at maturity.
t	You cannot tolerate the loss of some or all of your investment and are not willing to make an investment that may have the same downside market risk as the Index.
t	You believe the Index will depreciate by more than 25% over the term of the Securities, or you believe the Index will appreciate over the term of the Securities by more that the Maximum Gain.
t	You are unwilling to invest in the Securities based on the Contingent Return of 6%.
t	You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the indicated range of between 30% and 36% (the actual Maximum Gain will be determined on the Trade Date).
t	You seek an investment that is exposed to the full potential appreciation of the Index, without a cap on participation.
t	You are unable or unwilling to hold the Securities to maturity, a term of approximately 30 months, and seek an investment for which there will be an active secondary market.
t	You prefer to receive dividends paid on the stocks included in the Index.
t	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
t	You seek current income from this investment.
t	You are not willing or are unable to assume the credit risk associated with Barclays Bank PLC, as issuer of the Securities, for any payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-5 of this free writing prospectus as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Securities.

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Indicative Terms1

Issuer:	Barclays Bank PLC
Initial Issue Price:	$10 per Security for brokerage accounts; $9.775 per Security for advisory accounts.
Principal Amount:	$10 per Security. The payment at maturity will be based on the principal amount per Security.
Term:	2.5 years
Reference Asset[2]	Russell 2000® Index (the “Index”)
Contingent Return:	6%
Maximum Gain:	30% to 36%. The actual Maximum Gain will be determined on the Trade Date.
Payment at Maturity (per $10 principal amount Security):	•

If the Index Ending Level is equal to or greater than the Trigger Level on the Final Valuation Date, the Issuer will repay the principal amount plus pay the greater of the Contingent Return and the Index Return, but no more than the Maximum Gain. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

•      $10 + [$10 × the greater of (a) Contingent Return and (b) Index Return, subject to the Maximum Gain]

•

If the Index Ending Level is below the Trigger Level on the Final Valuation Date, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a loss of principal to investors that is proportionate to the decline in the Index over the term of the Securities. Accordingly, the payment at maturity per $10 principal amount Security would be calculated as follows:

•      $10 + [$10 x Index Return]

If the Index closes below the Trigger Level on the Final Valuation Date, your principal is fully exposed to the decline in the Index, and you will lose some or all of your investment at maturity.
Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.
Index Return:	Index Ending Level – Index Starting Level Index Starting Level
Index Starting Level:	The closing level of the Index on the Trade Date.
Index Ending Level:	The closing level of the Index on the Final Valuation Date.
Trigger Level:	75% of Index Starting Level.
Calculation Agent:	Barclays Bank PLC

1	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
2	For a description of adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

t	You Risk Losing Some or All of Your Principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Securities. The Issuer will only pay you the principal amount of your Securities if the Index Ending Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Index Ending Level is below the Trigger Level, resulting in an Index Return of less than -25%, the Issuer will pay you less than the full principal amount, if anything, resulting in a loss of your initial investment that is proportionate to the decline in the Index from the Trade Date to the Final Valuation Date. Accordingly, if the Index Ending Level has declined by more than 25% from the Index Starting Level over the term of the Securities, you risk losing 100% of your principal.
t	Credit of Issuer — The Securities are unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any contingent repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — Barclays Bank PLC will pay you at least the principal amount of your Securities under the certain limited circumstances described in this free writing prospectus only if you hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell your Securities at a loss relative to your initial investment even if the level of the Index at such time is above the Trigger Level. You should be willing to hold your Securities to maturity. Contingent repayment of principal at maturity is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.
t	The 6% Contingent Return Applies Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic value of the Contingent Return or the Securities themselves, and such return may be less than the Index return even if the Index Return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Contingent Return and earn the potential Maximum Gain from the Issuer only if you hold the Securities to maturity.
t	Your Maximum Return on the Securities Is Limited to the Maximum Gain — If the Index Ending Level is greater than the Index Starting Level, for each $10 principal amount of Securities, the Issuer will pay you at maturity $10 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Index, which may be significant. We refer to this percentage as the Maximum Gain, which will be set on the Trade Date and will not be less than 30%. As a result, your return on the Securities may be less than the return on a hypothetical direct investment in the Index.
t	No Interest Payments — The Issuer will not make periodic interest payments on the Securities, and the return on the Securities is limited to the performance of the Index from the Trade Date to the Final Valuation Date.
t	The Payment at Maturity on Your Securities is Not Based on the Level of the Index at Any Time Other than the Final Valuation Date — The Index Ending Level and the Index Return will be based solely on the closing level of the Index on the Final Valuation Date (subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity on your Securities, if any, that the Issuer pays you may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index at a time prior to such drop. Although the level of the Index on the maturity date or at other times during the life of your Securities may be higher than the level of the Index on the Final Valuation Date, you will not benefit from the level of the Index at any time other than the Final Valuation Date.
t	The Index Reflects Price Return, Not Total Return — The return on your Securities is based on the performance of the Index, which reflects the changes in the market prices of the component stocks underlying the Index. It is not, however, linked to a ‘total return’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the component stocks. The return on your Securities will not include such a total return feature or dividend component.
t	Owning the Securities is Not the Same as Owning the Stocks Comprising the Index — The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of stocks included in the Index would have.
t	Dealer Incentives — We, our affiliates and agents act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation of $0.225 per Security to the principals, agents and dealers in connection with the distribution of the Securities to brokerage accounts. No compensation will be paid in connection with the distribution of Securities to advisory accounts.
t	Limited Liquidity — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities.
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t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
t	Taxes — The U.S. federal income tax treatment of the Securities is uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Securities and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Securities should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Securities (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Securities even though you will not receive any payments with respect to the Securities until maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities.
t	Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or Their Respective Affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Index.
t	Potential Barclays Bank PLC Impact on Price — Trading or transactions by Barclays Bank PLC or its affiliates in the stocks composing the Index, or in futures, options, exchange traded funds or other derivative products on the stocks comprising the Index may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of the Securities.
t	The Securities are Subject to Small-capitalization Companies Risk — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.
t	The Estimated Value of Your Securities Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.
t	The Estimated Value of Your Securities is Expected to be Lower than the Initial Issue Price of Your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost which we may incur in hedging our obligations under the Securities, and estimated development and other costs which we may incur in connection with the Securities.
t	The Estimated Value of the Securities is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions which may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.
t	The Estimated Value of Your Securities is not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower than the Initial Issue Price of Your Securities and Maybe Lower than the Estimated Value of Your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities
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such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the maturity date could result in a substantial loss to you.

t	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page FWP- 3 for further information.
t	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Securities in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Securities, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell these Securities instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Securities. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Securities. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities.
t	Many Economic and Market Factors Will Affect the Value of the Securities — In addition to the level of the Index on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
t	the expected volatility of the Index;
t	the time to maturity of the Securities;
t	the market price and dividend rate on the component stocks underlying the Index;
t	interest and yield rates in the market generally;
t	a variety of economic, financial, political, regulatory or judicial events;
t	supply and demand for the Securities; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the payment at maturity for a hypothetical offering of Securities under various scenarios, assuming a Contingent Return of 6%, an Index Starting Level of 984.14, a Maximum Gain of 33.00% (the midpoint of the range of 30.00% and 36.00%), a Trigger Level of 738.11 (75% of the hypothetical Index Starting Level) and the Index Ending Levels as set forth below. The actual Index Starting Level, Trigger Level and Maximum Gain will be determined on the Trade Date, and the actual Index Ending Level will be determined on the Final Valuation Date. Numbers in the examples and table below have been rounded for ease of analysis. These examples and table below do not take into account any tax consequences from investing in the Securities. We cannot predict the closing level of the Index on any day during the term of the Securities, including on the Final Valuation Date. You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities.

Index Ending Level	Index Return*	Payment at Maturity	Securities Total Return at Maturity per $10.00 Initial Issue Price[1]	Securities Total Return at Maturity per $9.775 Initial Issue Price[2]
1,968.28	100.00%	$13.30	33.00%	36.06%
1,869.87	90.00%	$13.30	33.00%	36.06%
1,771.45	80.00%	$13.30	33.00%	36.06%
1,673.04	70.00%	$13.30	33.00%	36.06%
1,574.62	60.00%	$13.30	33.00%	36.06%
1,476.21	50.00%	$13.30	33.00%	36.06%
1,377.80	40.00%	$13.30	33.00%	36.06%
1,308.91	33.00%	$13.30	33.00%	36.06%
1,180.97	20.00%	$12.00	20.00%	22.76%
1,082.55	10.00%	$11.00	10.00%	12.53%
1,043.19	6.00%	$10.60	6.00%	8.44%
1,033.35	5.00%	$10.60	6.00%	8.44%
984.14	0.00%	$10.60	6.00%	8.44%
934.93	-5.00%	$10.60	6.00%	8.44%
885.73	-10.00%	$10.60	6.00%	8.44%
787.31	-20.00%	$10.60	6.00%	8.44%
738.11	-25.00%	$10.60	6.00%	8.44%
688.90	-30.00%	$7.00	-30.00%	-28.39%
590.48	-40.00%	$6.00	-40.00%	-38.62%
492.07	-50.00%	$5.00	-50.00%	-48.85%
393.66	-60.00%	$4.00	-60.00%	-59.08%
295.24	-70.00%	$3.00	-70.00%	-69.31%
196.83	-80.00%	$2.00	-80.00%	-79.54%
98.41	-90.00%	$1.00	-90.00%	-89.77%
0.00	-100.00%	$0.00	-100.00%	-100.00%

[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security for all brokerage accounts.
[2]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $9.775 per Security, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on page FWP-14 of this free writing prospectus.

Example 1—The level of the Index increases from an Index Starting Level of 984.14 to an Index Ending Level of 1,377.80, resulting in an Index Return of 40.00%.

Because the Index does not close below the Trigger Level on the Final Valuation Date and the Index Return of 40.00% is greater than the Contingent Return but also greater than the Maximum Gain, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Maximum Gain]
$10.00 + [$10.00 × 33.00%] = $13.30

The payment at maturity of $13.30 per $10 principal amount Security, which is the maximum payment on the Securities, represents a return on the principal amount equal to the Maximum Gain of 33.00%, which corresponds to a total return on the Securities of 33.00% for brokerage account holders and 36.06% for advisory account holders.

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Example 2—The level of the Index increases from an Index Starting Level of 984.14 to an Index Ending Level of 1,082.55, resulting in an Index Return of 10.00%.

Because the Index does not close below the Trigger Level on the Final Valuation Date and the Index Return of 10.00% is greater than the Contingent Return but less than the Maximum Gain, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Index Return]
$10.00 + [$10.00 × 10.00%] = $11.00

The payment at maturity of $11.00 per $10 principal amount Security represents a return on the principal amount of 10.00%, which corresponds to a total return on the Securities of 10.00% for brokerage account holders and 12.53% for advisory account holders.

Example 3—The level of the Index increases from an Index Starting Level of 984.14 to an Index Ending Level of 1,033.35, resulting in an Index Return of 5.00%.

Because the Index does not close below the Trigger Level on the Final Valuation Date and the Index Return of 5.00% is less than the Contingent Return, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Contingent Return]
$10.00 + [$10.00 × 6.00%] = $10.60

The payment at maturity of $10.60 per $10 principal amount Security represents a return on the principal amount equal to the Contingent Return of 6.00%, which corresponds to a total return on the Securities of 6.00% for brokerage account holders and 8.44% for advisory account holders.

Example 4—The level of the Index decreases from an Index Starting Level of 984.14 to an Index Ending Level of 934.93, resulting in an Index Return of -5.00%.

Because the Index does not close below the Trigger Level on the Final Valuation Date and the Index Return of -5.00% is less than the Contingent Return, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Contingent Return]
$10.00 + [$10.00 × 6.00%] = $10.60

The payment at maturity of $10.60 per $10 principal amount Security represents a return on the principal amount equal to the Contingent Return of 6.00%, which corresponds to a total return on the Securities of 6.00% for brokerage account holders and 8.44% for advisory account holders.

Example 5—The level of the Index decreases from an Index Starting Level of 984.14 to an Index Ending Level of 590.48, resulting in an Index Return of -40.00%.

Because the Index closes below the Trigger Level on the Final Valuation Date, the Issuer will pay a payment at maturity calculated as follows per $10 principal amount Security:

$10 + [$10 × Index Return]
$10 + [$10 × -40.00%] = $6.00

The payment at maturity of $6.00 per $10 principal amount Security represents a loss on the principal amount of 40.00%, which is equal to the Index Return of -40.00% plus the Buffer, and corresponds to a total loss on the Securities of 40.00% for brokerage account holders and 38.62% for advisory account holders.

If the Index closes below the Trigger Level on the Final Valuation Date, at maturity the Issuer will pay less than the full principal amount, if anything, resulting in a loss of principal to investors that is proportionate to the full decline of the Index from the Trade Date to the Final Valuation Date.

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What are the material tax consequences of the Securities?

The material tax consequences of your investment in the Securities are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Securities as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Securities in the initial issuance of the Securities).

The U.S. federal income tax consequences of your investment in the Securities are uncertain and the Internal Revenue Service could assert that the Securities should be taxed in a manner that is different than described below. Pursuant to the terms of the Securities, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid cash-settled executory contract with respect to the Index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. This opinion assumes that the description of the terms of the Securities in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Securities, possibly with retroactive effect.

For a further discussion of the tax treatment of your Securities as well as possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Securities. For additional, important considerations related to tax risks associated with investing in the Securities, you should also examine the discussion in “Key Risks—Taxes”, in this free writing prospectus.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Securities), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Securities as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Securities when these regulations are finalized.

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Russell 2000® Index

All information regarding the Index set forth in this free writing prospectus reflects the policies of, and is subject to change by, Russell Investments (“Russell”). The Index was developed by Russell and is calculated, maintained and published by Russell. The Index is reported by Bloomberg under the ticker symbol “RTY <Index>”.

The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index (the “Russell 3000”), it consists of approximately 2,000 of the smallest companies (based on a combination of their market capitalization and the current index membership) included in the Russell 3000 and represented, as of January 31, 2013, approximately 10% of the total market capitalization of the Russell 3000. The Russell 3000, in turn, comprises the 3,000 largest U.S. companies as measured by total market capitalization, which together represented, as of January 31, 2013, approximately 98% of the investable U.S. equity market.

Selection of Stocks Underlying the Index

Security Inclusion Criteria

t	U.S. company. All companies eligible for inclusion in the Index must be classified as a U.S. company under Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and company stock trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible for this purpose), then the company is assigned to its country of incorporation. If any of the three factors are not the same, Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange as defined by a two-year average daily dollar trading volume (“ADDTV”) from all exchanges within a country. After the HCIs are defined, the next step in the country assignment involves an analysis of assets by location. Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, Russell will use the primary location of the company’s revenues to cross-compare with the three HCIs and assign a country in a similar manner. Beginning in 2011, Russell will use the average of two years of assets or revenues data, in order to reduce potential turnover. Assets and revenues data are retrieved from each company’s annual report as of the last trading day in May. If conclusive country details cannot be derived from assets or revenues data, Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Netherlands Antilles, Panama and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam and U.S. Virgin Islands, a U.S. HCI is assigned.
t	Trading requirements. All securities eligible for inclusion in the Russell 3000 must trade on a major U.S. exchange. Bulletin Board, pink-sheet or over-the-counter traded securities are not eligible for inclusion.
t	Minimum closing price. Stock must trade at or above US$1.00 on their primary exchange on the last trading day in May to be considered eligible for inclusion in the Russell 3000 during annual reconstitution or during initial public offering (IPO) eligibility. If a stock’s closing price is less than US$1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than US$1.00. Nonetheless, a stock’s closing price (on its primary exchange) on the last trading day in May will be used to calculate market capitalization and index membership. Initial public offerings are added each quarter and must have a closing price at or above US$1.00 on the last day of their eligibility period in order to qualify for index inclusion.
t	Primary exchange pricing. If a stock, new or existing, does not have a closing price at or above US$1.00 (on its primary exchange) on the last trading day in May, but does have a closing price at or above US$1.00 on another major U.S. exchange, that stock will be eligible for inclusion.
t	Minimum total market capitalization. Companies with a total market capitalization of less than US$30 million are not eligible for the Index.
t	Minimum available shares/float requirement. Companies with only a small portion of their shares available in the marketplace are not eligible for the Russell Indices. Companies with 5% or less will be removed from eligibility.
t	Company structure. Royalty trusts, limited liability companies, closed-end investment companies, blank check companies, special purpose acquisition companies (SPACs) and limited partnerships are excluded from inclusion in the Russell 3000. Business development companies (BDCs) are eligible.
t	Shares excluded. Preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrant rights and trust receipts are not eligible for inclusion.
t	Deadline for inclusion. Stocks must be listed on the last trading day in May and Russell must have access to documentation on that date supporting the company’s eligibility for inclusion. This information includes corporate description, verification of incorporation, number of shares outstanding and other information needed to determine eligibility. IPOs will be considered for inclusion on a quarterly basis.

All Russell indices, including the Index, are reconstituted annually to reflect changes in the marketplace. The companies that meet the eligibility criteria are ranked on the last trading day of May of every year based on market capitalization using data available at that time, with the reconstitution taking effect as of the first trading day following the last Friday of June of that year. If the last Friday in June is the 28th, 29th or 30th day of June, reconstitution will occur the Friday prior.

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Market Capitalization

The primary criteria used to determine the initial list of common stocks eligible for inclusion in the Russell 3000, and thus the Index, is total market capitalization, which is calculated by multiplying the total outstanding shares by the market price as of the last trading day in May for those securities being considered for the purposes of the annual reconstitution. IPO eligibility is determined each quarter.

t	Determining total shares outstanding. Only common stock is used to determine market capitalization for a company. Any other form of shares, including preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately.
t	Determining price. During each annual reconstitution, the last traded price on the last trading day in May of that year from the primary exchange is used to determine market capitalization. If a security does not trade on its primary exchange, the lowest price from another major U.S. exchange is used. In the case where multiple share classes exist, the primary trading vehicle is identified and used to determine price. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, and its associated price and trading symbol will be included in the Index.

Capitalization Adjustments

A security’s shares are adjusted to include only those shares available to the public, often referred to as “free float”. The purpose of this adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set. Stocks are weighted in all Russell indices, including the Index, by their float-adjusted market capitalization, which is calculated by multiplying the primary closing price by the available shares.

The following types of shares are removed from total market capitalization to arrive at free float or available market capitalization:

t	Cross ownership. Shares held by another member of a Russell index are considered cross-owned and all such shares will be adjusted regardless of percentage held.
t	Large corporate and private holdings. Shares held by another listed company (non-member) or private individuals will be adjusted if greater than 10% of shares outstanding. Share percentage is determined either by those shares held by an individual or a group of individuals acting together. For example, officers and directors holdings would be summed together to determine if they exceed 10%. However, not included in this class are institutional holdings, including investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds.
t	Employee stock ownership plan shares. Corporations that have employee stock ownership plans that comprise 10% or more of the shares outstanding are adjusted.
t	Unlisted share classes. Classes of common stock that are not traded on a U.S. exchange are adjusted.
t	IPO lock-ups. Shares locked-up during an IPO are not available to the public and are thus excluded from the market value at the time the IPO enters the Russell indices.
t	Government holdings. Holdings listed as “government of” are considered unavailable and will be removed entirely from available shares. Shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%. Any holding by a government pension fund is considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Index

Changes to all Russell U.S. indices, including the Index, are made when an action is final.

t	“No replacement” rule. Securities that leave the Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Index over a year may fluctuate according to corporate activity.
t	Mergers and acquisitions. Merger and acquisition activity results in changes to the membership and weighting of members within the Index.
t	Re-incorporations. Members of the Index that are re-incorporated to another country are analyzed for country assignment the following year during reconstitution, as long as they continue to trade in the U.S. Companies that re-incorporate and no longer trade in the U.S. are immediately deleted from the Index and placed in the appropriate country within the Russell Global Index. Those that re-incorporate to the U.S. during the year will be assessed during reconstitution for membership.
t	Re-classifications of shares (primary vehicles). Primary vehicles will not be assessed or change outside of a reconstitution period unless the existing class ceases to exist. In the event of extenuating circumstances signaling a necessary primary vehicle change, proper notification will be made.
t	Rights offerings. Rights offered to shareholders are reflected in the Index the date the offer expires for nontransferable rights and on the ex-date for transferable rights. In both cases, the price is adjusted to account for the value of the right on the ex-date, and shares are increased according to the terms of the offering on that day. Rights issued in anticipation of a takeover event, or “poison pill” rights are excluded from this treatment and no price adjustment is made for their issuance or redemption.
t	Changes to shares outstanding. Changes to shares outstanding due to buyback (including Dutch Auctions), secondary offerings, merger activity with a non- Index member and other potential changes are updated at the end of the month (with the sole exception of June) which the change is reflected in vendor supplied updates and verified by Russell using an SEC filing. For a change in shares to occur, the cumulative change to available shares must be greater than 5%.
t	Spin-offs. The only additions between reconstitution dates are as a result of spin-offs, reincorporations and IPOs. Spin-off companies are added to the Index if warranted by the market capitalization of the spin-off company.
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t	Tender offers. A company acquired as the result of a tender offer is removed when the tender offer has fully expired and it is determined the company will finalize the process with a short form merger. Shares of the acquiring company, if a member of the Index, will be increased simultaneously.
t	Delisting. Only companies listed on U.S. exchanges are included in the Index. Therefore, when a company is delisted from a U.S. exchange and moved to over-the-counter trading, the company is removed from the Index.
t	Bankruptcy and voluntary liquidations. Companies that file for Chapter 7 liquidation bankruptcy or file any other liquidation plan will be removed from the Index at the time of the filing. Companies filing for a Chapter 11 re-organization bankruptcy will remain a member of the Index, unless delisted from their primary exchange. In that case, normal delisting rules will apply.
t	Stock distributions. Stock distributions can take two forms: (1) a stated amount of stock distributed on the ex-date or (2) an undetermined amount of stock based on earnings and profits on a future date. In both cases, a price adjustment is made on the ex-date of the distribution. Shares are increased on the ex-date for category (1) and on the pay-date for category (2).
t	Dividends. Gross dividends are included in the daily total return calculation of the Index based on their ex-dates. The ex-date is used rather than the pay-date because the market place price adjustment for the dividend occurs on the ex-date. Monthly, quarterly and annual total returns are calculated by compounding the reinvestment of dividends daily. The reinvestment and compounding is at the total index level, not at the security level. Stock prices are adjusted to reflect special cash dividends on the ex-date. If a dividend is payable in stock and cash and the stock rate cannot be determined by the ex-date, the dividend is treated as cash.
t	Halted securities. Halted securities are not removed from the Index until the time they are actually delisted from the exchange. If a security is halted, it remains in the Index at the last traded price from the primary exchange until the time the security resumes trading or is officially delisted.

Additional information on the Index is available on the following website: http://www.russell.com. No information on the website shall be deemed to be included or incorporated by reference in this free writing prospectus.

License Agreement

Barclays Bank PLC has entered into a non-exclusive license agreement with the Russell Investments (“Russell”) whereby we, in exchange for a fee, are permitted to use the Index and its related trademarks in connection with certain securities, including the Securities. We are not affiliated with Russell; the only relationship between Russell and us is any licensing of the use of Russell’s indices and trademarks relating to them.

The license agreement between Russell and Barclays Bank PLC provides that the following language must be set forth in this free writing prospectus:

“The Securities are not sponsored, endorsed, sold, or promoted by Russell Investments (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in Securities generally or in the Securities particularly or the ability of the Russell 2000® Index (the “Russell 2000 Index”) to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000 Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the Securities upon which the Russell 2000 Index is based. Russell’s only relationship to Barclays Bank PLC and its affiliates is the licensing of certain trademarks and trade names of Russell and of the Russell 2000 Index which is determined, composed and calculated by Russell without regard to Barclays Bank PLC and its affiliates or the Securities. Russell is not responsible for and has not reviewed the Securities nor any associated literature or publications and Russell makes no representation or warranty, express or implied, as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000 Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the Securities.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC AND/OR ITS AFFILIATES, INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

“Russell 2000® Index” and “Russell 3000® Index” are trademarks of Russell Investments and have been licensed for use by Barclays Bank PLC. The Securities are not sponsored, endorsed, sold, or promoted by Russell Investments and Russell Investments makes no representation regarding the advisability of investing in the Securities.

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Historical Information

The following graph sets forth the historical performance of the Russell 2000® Index based on the daily closing levels of the Russell 2000® Index from January 3, 2007 through May 31, 2013. The closing level of the Russell 2000® Index on May 31, 2013 was 984.14.

We obtained the closing levels of the Russell 2000® Index below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level on any day during the term of the Securities, including the Final Valuation Date. We cannot give you assurance that the performance of the Russell 2000® Index will result in the return of any of your initial investment.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Securities. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for sales to brokerage accounts. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent at a purchase price of $9.775 per Security and will not receive a sales commission with respect to such sales.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Securities.

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